Exhibit 10.17

January 18, 2020

Dear Mark Hirschhorn,

Groop Internet Platform, Inc. (d.b.a. Talkspace) (the “Company”) is very pleased to offer you the position of President, Chief Financial Officer, and Chief Operating Officer, reporting directly to the Company’s CEO with an anticipated start date of January 20, 2020. You shall devote your full working time, attention and best efforts to fulfill your duties and to further the business and interests of the Company.

As a full-time employee you will receive an annual salary of $300,000, subject to tax and other withholdings as required by law, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Such salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company. You shall be an “exempt” employee not working hourly or eligible for overtime.

Additionally, you will have a $100,000 annual target bonus. Based on accomplishments of goals, you have the potential to achieve up to 200% of target bonus eligibility. Talkspace Bonus eligibility recognizes both achievement of individual goals and Talkspace’s achievement of company goals. Details on assessment, tracking, and eligibility is detailed in the Talkspace Handbook.

Subject to approval by the Board of Directors of the Company, you are eligible for and will receive stock options in accordance with the Company’s 2014 Stock Incentive Plan (the “Plan”), as set forth below.

(A) You will be granted an option to purchase 2,281,210 shares (which represents 2% of the Company’s fully diluted outstanding equity as of the date hereof, subject to future dilution) of the Company’s Common Stock at a price per share equal to the fair market value at the time of grant, as determined by the Board of Directors (the “Option”). The option grant shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement to be executed by you as a condition of such grant. The Option will vest over a period of four years from the date of grant, with the initial 25% vesting at the end of one year, and an additional 2.0833% of the option will become exercisable per month, subject to your continuing eligibility.

The Option will be subject to special acceleration as followed:

(*) Twelve (12) months’ acceleration if (i) Employee is terminated after the first twelve months of continuous employment by the Company without “Cause” (as defined in the option agreement or Plan), or (ii) the Company completes a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation) or an initial public offering of its Common Stock (“IPO”).

(**) Full acceleration if the Company completes a Deemed Liquidation Event or IPO, and Employee is terminated by the Company (or the surviving or acquiring entity) without Cause at the time of or within 12 months after such event.

(B) In addition, you will be granted option to purchase 570,300 shares (which represents 0.5% of the Company’s fully diluted outstanding equity as of the date hereof, subject to future dilution) at a price per share equal to the fair market value at the time of grant, which shall become fully vested and exercisable only upon one of the following scenarios (the “Second Option”):

1.	Upon sale of the Company at a valuation over $620 million within 24 months of commencement of employment; or

2.	Upon an IPO at a pre-IPO valuation of over $930 million within 36 months of commencement of employment.

The Second Option grant shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement to be executed by you as a condition of such grant.

In the event that the Company shall terminate your employment without Cause (as defined below) or if you terminate your employment for Good Reason (as defined below), the Company shall pay to you an additional six (6) months of your then prevailing salary and benefits (not including a continuance of vesting of options) starting from the date on which a written of notice of termination is provided by the Company or you, as applicable.

“Cause” shall mean willful misconduct by you or willful failure to perform your responsibilities to the Company (including, without limitation, breach of any provision of your employment, nondisclosure, non-competition or other similar agreement between you and the Company).

“Good Reason” shall mean any of the following: (a) a material change in your position, scope of responsibilities, or direct reporting relationship (i.e., other than the then CEO), (b) a material change in your compensation that is not part of a general reduction of compensation among all officers of the Company, (c) a change in your primary working location beyond the NYC metropolitan area.

During your employment, you will be entitled to the benefits generally made available to regular, full-time salaried employees of the Company as summarized on the attached Talkspace Benefits Overview. Talkspace reserves the right to adjust their benefits program from time to time as the Company sees fit. You will be required to review and sign the Talkspace Employee Handbook as a condition to your employment along with completing applicable immigration, payroll and tax forms.

This employment offer is contingent on completing a background check. A thorough background check is also a contractual requirement by many of our customers as a condition of doing business.

Your employment with the Company is for no specified period and constitutes “at-will” employment in that it can be terminated with or without cause, and with or without notice, at anytime, at the option of either the Company or yourself, except as otherwise provided by law. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

This letter, along with the agreement relating to Confidentiality, Non-Disclosure, Non-Competition and Private Health Information handling, sets forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral.

The validity, interpretation, enforceability, and performance of this letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws provisions thereof. Each party hereto hereby consents to the personal and exclusive jurisdiction and venue of the courts of the State of New York and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

If you agree with and accept the terms of this offer of employment, please sign below and return this letter to me. If not accepted, this offer shall expire in three business days, but please contact us if you need more time to make a decision. We are pleased to have you join the Company team, and we look forward to our success together.

Very truly yours,

/s/ Oren Frank
Oren Frank
CEO
Groop Internet Platform Inc. (d.b.a. Talkspace)

AGREED AND ACCEPTED BY:

Mark Hirschhorn: /s/ Mark Hirschhorn

Date: January 22, 2020

Groop Internet Platform Inc. (d.b.a. Talkspace)

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement

This Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (hereinafter referred to as the “Agreement”) is dated as of January 3, 2020 (hereinafter referred to as the “Effective Date”) and is between: Groop Internet Platform Inc. (d.b.a. Talkspace) (hereinafter the “Company”), having a place of business at 33 West 60th Street, New York, NY 10023, and Mark Hirschhorn (hereinafter referred to in the first person as “I,” “me” or “my”).

In consideration for my engagement by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.	Inventions and Patents.

1.1

I will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I develop, make, conceive or reduce to practice during my engagement with the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Notwithstanding the foregoing, Developments shall not include any inventions, discoveries, trade secrets or improvements that: (i) are not made, conceived or reduced to practice during working hours; (ii) are not made, conceived or reduced to practice using the Company’s information, data or facilities; and (iii) do not relate to the present business of the Company, any business that is competitive therewith, or any future business in which the Company engages.

1.2

I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

1.3

I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Paragraph 1 will continue after the termination of my engagement with the Company and that during my engagement I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if I am requested to perform any obligations under this Paragraph 1 after my engagement with the Company terminates, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

1.4

In addition to my agreements set forth in subparagraph 1.3, I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in subparagraph 1.1, and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

1.5

In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my engagement with the Company and that I believe are, accordingly, excepted from the provisions of this Paragraph 1.

2.	Proprietary Information.

2.1

I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my engagement with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.

2.2

My undertaking and obligations under this Paragraph 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed to third parties by the Company without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company; or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

2.3

Upon termination of my engagement with the Company or at any other time upon request, I will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company.

2.4

If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my engagement. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

3.	Absence of Restrictions Upon Disclosure and Competition.

3.1

I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

3.2

I further represent that my performance of all the terms of this Agreement and my engagement with of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my engagement with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

4.	Non-Compete/Non-Solicitation.

4.1

For so long as I am engaged with the Company and for a period of 12 full months thereafter, I will not, without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, do business that is related to internet based behavioral health platforms.

4.2

I recognize that these restrictions on competition are reasonable because of the Company’s investment in good will and in its customer lists and other proprietary information and my knowledge of the Company’s business and business plans. However if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

4.3

During my engagement with the Company and for 12 full months thereafter, I will notify the Company in the event I take up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

4.4

I shall not recruit or otherwise solicit or induce any employees of the Company, to terminate their engagement with, or otherwise cease their relationships with, the Company or any of its subsidiaries during my engagement with the Company and for a period of 12 full months thereafter. In addition, I shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of my engagement with the Company.

5.	Other Obligations.

5.1

I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

5.2

Talkspace contracts with Therapist Consultants to provide certain services and acts, in this respect, as a “Business Associate/ Covered Entity.” As an Employee, you may incidentally or inadvertently encounter, view or access certain Confidential Information maintained by Talkspace which may qualify as Protected Health Information (“PHI”) or electronic PHI within the meaning of the Health Insurance Portability and Accountability Act of 1996, as amended, and the privacy and security standards promulgated pursuant thereto (“HIPAA”). In this case, the definition of “Confidential Information” means any and all non-public, medical, financial and personal information in whatever form (written, oral, visual or electronic) possessed or obtained by either party. Confidential Information shall include all information which (i) either party has labeled in writing as confidential, (ii) is identified at the time of disclosure as confidential, (iii) is commonly regarded as confidential in the health care industry, or (iv) is PHI as defined by HIPAA. You agree that while working with Talkspace to maintain the confidentiality of any PHI that you may incidentally or inadvertent encounter, view or have access as part of your employment. You also agree not to further use or disclose any PHI that you incidentally or inadvertently view or obtains access to and further agree to implement appropriate safeguards to prevent any further use or disclosure of any PHI that you incidentally or inadvertently access. You agree to comply with all applicable laws and regulations, including HIPAA and the HITECH Act, to the extent applicable in your employment, to fulfill your obligations under this Agreement.

6.	Miscellaneous.

6.1	The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.2

This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an engagement agreement, and no changes in my compensation, title or duties or any other terms or conditions of my engagement, including, without limitation, the termination of my engagement, shall affect the provisions of this Agreement except as stated herein.

6.3

As used herein, the term “Company” shall include Groop Internet Platform Inc., Groop Network LLC., and any of its predecessors, subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

6.4

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

6.5

I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whom my engagement may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

6.6	This Agreement shall be deemed to be a sealed instrument and shall be governed by and construed in accordance with the laws of the Delaware. I hereby expressly consent to the jurisdiction of the courts of the state where the Company has its principal place of business in the United States (currently New York) to adjudicate any dispute arising under this Agreement.

6.7

I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

6.8

If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE.

Accepted and Agreed:	/s/ Mark Hirschhorn
Mark Hirschhorn
Groop Internet Platform Inc.	Date: 1/22/2020
By: /s/ Oren Frank
Name: Oren Frank
Title: CEO
Date: 1/23/2020